Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
to Prospectus dated April 12, 2018	Registration Statement File No. 333-218392

1,050,000 shares of Common Stock issuable upon the exercise of warrants

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This Prospectus Supplement No. 4 supplements and amends our prospectus dated April 12, 2018 (the “Prospectus”), relating to the public offering of 1,050,000 shares of Common Stock which are issuable upon the exercise of outstanding common warrants and placement agent warrants issued in our public offering of units, pre-funded units and placement agent warrants which closed on July 18, 2017, pursuant to a prospectus dated July 14, 2017.

Each common warrant is exercisable into one-twenty-fifth of a share of common stock, at an exercise price of $10.625 per share, collectively, the common warrants. Common warrants became exercisable on July 18, 2017, the date of issuance, and will remain exercisable for five years from the issuance date.  Each warrant to purchase one-twenty-fifth of a share of common stock issued to the placement agent, or collectively, the placement agent warrants, became exercisable on July 18, 2017, the date of issuance, and will remain exercisable for five years from the issuance date at an exercise price of $12.50 per share.

On October 16, 2018, we filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Current Report”) regarding the issuance of a press release announcing preliminary financial results for the quarter ended September 30, 2018. The Current Report, as filed (but without the exhibits filed with the Current Report), is set forth below.  This Prospectus Supplement No. 4 is being filed to update, supplement and amend the information contained in the Prospectus with the information contained and incorporated by reference in the Current Report.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the trading symbol “OPGN.”  The last sale price of our common stock on October 15, 2018, as reported by the Nasdaq Capital Market, was $1.89 per share.  The common warrants and placement agent warrants are not listed on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Investing in our common stock involves risk.  Please read carefully the sections entitled “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 4 dated October 16, 2018

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________
FORM 8-K
_________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934
October 15, 2018
Date of Report (date of earliest event reported)
_________________
OpGen, Inc.
(Exact name of Registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-37367 (Commission File Number)	06-1614015 (I.R.S. Employer Identification Number)

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
 (Address of principal executive offices, including zip code)

(240) 813-1260
 (Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)
_________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [X]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 2.02   Results of Operations and Financial Condition.

On October 15, 2018, OpGen, Inc. issued a press release announcing preliminary financial results for the quarter ended September 30, 2018.  The full text of such press release is filed as Exhibit 99.1 to this report.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated October 15, 2018, issued by OpGen, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OpGen, Inc.

By:	/s/ Timothy C. Dec
	Name:	Timothy C. Dec
	Title:	Chief Financial Officer
Date: October 16, 2018